UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest reported event):  May 31, 2011

Commission File No. 001-33399

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COMVERGE, INC.
(Exact name of registrant as specified in its charter)

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DELAWARE	22-3543611
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 Eagle Rock Avenue, Suite 190
East Hanover, New Jersey 07936
(Address of Principal Executive offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (973) 884-5970

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On May 31, 2011, Comverge, Inc. (the “Company”) appointed David Mathieson as Chief Financial Officer the Company.  In his role, Mr. Mathieson will be an executive officer and will assume responsibility for finance, investor relations, accounting, treasury and risk management functions of the Company.  As disclosed in the Company’s current report on Form 8-K, filed with the SEC on March 15, 2011, the resignation of the Company’s former Chief Financial Officer, Michael D. Picchi, became effective May 31, 2011 upon the appointment of Mr. Mathieson to the role of Chief Financial Officer.

Prior to his appointment, Mr. Mathieson, age 56, was Senior Vice President and Chief Financial Officer of RSC Holdings, Inc., a rental equipment provider servicing the industrial, maintenance and non-residential construction markets, from January 2008 to May 2010.  In addition, Mr. Mathieson served as Senior Vice President and Chief Financial Officer of The Brady Corporation, a global manufacturer and marketer of complete identification solutions, from December 2003 to December 2007.  Before joining The Brady Corporation, Mr. Mathieson spent more than 20 years in various leadership roles at Honeywell, Inc., where he held the position of Vice President and Chief Financial Officer of Honeywell-Europe from June 1981 to September 2001.

On May 31, 2011, the Company entered into an employment agreement with Mr. Mathieson in connection with his appointment as Chief Financial Officer.  Mr. Mathieson’s employment agreement is effective as of May 31, 2011 and has an initial term of three years, continuing through May 31, 2014.  Mr. Mathieson’s employment agreement provides for an annual base salary of $325,000.  In addition to his annual base salary, Mr. Mathieson will also have the opportunity to earn annual cash and equity bonuses based on his achievement of performance criteria established by the Compensation Committee of the Board of Directors of the Company.  Mr. Mathieson is also eligible to participate in any benefit programs generally applicable to other employees of the Company.

Pursuant to the terms of his employment agreement, Mr. Mathieson also received a stock option award of 75,000 shares of Common Stock that will vest and become exercisable in a series of sixteen successive quarterly installments beginning on August 31, 2011, with the final installment vesting on May 31, 2015.  In addition, Mr. Mathieson received a restricted stock award of 25,000 shares of Common Stock, all of which are subject to a repurchase right by the Company until May 31, 2014.  All of these awards will be subject to the terms and conditions of the Amended and Restated Comverge, Inc. 2006 Long-term Incentive Plan and issued pursuant to the restricted stock notice agreement and the option notice agreement currently in use by the Company for executives generally.  Mr. Mathieson may terminate his employment at any time, upon providing thirty (30) days advance notice, either with or without Good Reason (as defined in the employment agreement).  The Company has the right to terminate Mr. Mathieson’s employment agreement with or without Cause (as defined in the employment agreement) and if terminated without Cause, the Company is obligated to pay Mr. Mathieson (i) any unpaid but earned salary, (ii) any unpaid but earned vacation, (iii) any unpaid ordinary and necessary business expenses and (iv) severance pay equal to twelve months’ annual base salary and an amount equal to his bonus payment for the last complete year (or partial calendar year as the case may be).  Mr. Mathieson’s employment agreement also specifies that he is eligible to receive certain benefits in connection with any Change in Control transaction (as defined in the employment agreement).  The employment agreement also contains confidentiality, non-solicitation and non-compete provisions similar to those found in the agreements of other Company executive officers.

The foregoing description of Mr. Mathieson’s employment agreement is not complete and is qualified in its entirety by reference to the text of the employment agreement, a copy of which will be included in a subsequent filing.

There is no other arrangement or understanding between Mr. Mathieson and any other persons pursuant to which he was selected as Chief Financial Officer.  Mr. Mathieson does not have any family relationships with any director, executive officer or person nominated by Comverge to become a director or executive officer.  There are no other relationships between Mr. Mathieson and Comverge or any of Comverge's subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 8.01 – Other Events.

On May 31, 2011, the Company issued a press release announcing the appointment of Mr. Mathieson as Chief Financial Officer. The press release is furnished herewith as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 – Financial Statements and Other Exhibits

Exhibit No.	Description
99.1	Press release, dated May 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COMVERGE, INC.

By:  /s/ R. Blake Young
Name: R. Blake Young
Title:   President and
     Chief Executive Officer
Dated: June 6, 2011

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated May 31, 2011.